Exhibit 99.3

Re:	News Releases - Wednesday, March 12, 2008
KODIAK ENERGY, INC. - New Mexico First Well Operations Update

12 March, 2008

CALGARY, ALBERTA -- (MARKET WIRE) --12/03/08 -- Kodiak Energy, Inc. (TSX-V:KDK)
and (OTCBB: KDKN.OB) ("Kodiak" or the "Corporation") is pleased to announce that the Sofia #2 well in northeastern New Mexico, was spudded on March 1/2008 and was drilled to total depth and cased on March 11/2008.  CO2 was found in three formations, two of which were the targeted formations.  Well site samples showed 100% quality CO2 from the formations.  CO2 is in high demand for enhanced recovery of oil in the Permian Basin of southwest Texas.

The drilling rig is moving and will spud Sofia #1 well within 24 to 36 hrs.  Sofia #3 lease has been prepared.

A three well program is planned on these properties.  The cost to drill per well is estimated at average $320,000.  Upon completion of the drilling program, the wells will be completed, logged, tested and evaluated as soon as possible.

A 38 mile seismic program on these properties has been licensed and the program is expected to commence within 14 days. Budgeted cost is $500,000.

Good relationships have developed with the surface rights stakeholders and the State of New Mexico, as Kodiak continues to prove be a capable operator in all areas it operates in.

Kodiak is operator of and has 100% working interest owner in this high impact project located in northeastern New Mexico currently comprising approximately 62,000 acres and signed letters of intent for purchase of another 24,000 acres. Additional lands continue to be evaluated and sourced as appropriate.  This land position in northeast New Mexico will place Kodiak as one of the larger mineral rights holders in the area.

These drilling, seismic and testing programs will further define the project with testing for deliverability, pay thicknesses, reserve estimates, helium potential and other hydrocarbons and thus overall project economics.    An engineering firm has been contracted to perform feasibility studies and cost estimates for the development.

Target dates are subject to change as new information becomes available

Kodiak Energy, Inc. is a Calgary based publicly traded oil and gas development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration. Kodiak has lease holdings in Montana, southeastern Alberta, northeastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, Canada and in northeastern New Mexico.

This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business. The Corporation's business is subject to various risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission and with Canadian securities commissions. The Corporation's filings may be accessed at www.sec.gov or at www.sedar.com.

Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements.  Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov as well as on Kodiak's website at www.kodiakpetroleum.com.

The TSX Venture Exchange has not reviewed this news release and does not accept responsibility for the adequacy or accuracy of this release.

Contacts:
Kodiak Energy, Inc.
William Tighe
CEO
(403) 262-8044
Email: kodiakenergy@Gmail.com
Website: www.kodiakpetroleum.com

Copyright (c) 2008 KODIAK ENERGY INC. (KDKN)  All rights reserved.  For more information visit our website at http://www.kodiakpetroleum.com/ or send mailto:info@kodiakpetroleum.com Message sent on Tue Mar 11, 2008 at 8:13:52 PM Pacific Time